UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 12, 2018 (July 6, 2018)

ULTRA PETROLEUM CORP.

(Exact Name of Registrant as Specified in Charter)

Yukon, Canada	001-33614	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 N. Sam Houston Parkway E.

Suite 1200

Houston, Texas 77060

(Address of Principal Executive Offices) (Zip Code)

281-876-0120

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Incentive Plan

On July 6, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Ultra Petroleum Corp. (the “Company”) approved the adoption of an annual incentive compensation plan (the “Annual Incentive Plan”), which provides for the payment of short-term, cash-based incentive compensation to certain employees, including the Company’s named executive officers. Pursuant to the Annual Incentive Plan, the Committee, in its sole discretion, will (i) establish written corporate performance goals (“Performance Goals”), which may be comprised of multiple elements of Company performance, called “key performance indicators”; (ii) establish target awards for each employee, the payment of which will be contingent on achievement of the Performance Goals for the applicable period; and (iii) prescribe a formula for determining the percentage of such target awards that may be payable based upon the level of attainment of the Performance Goals for the applicable period.

Also on July 6, 2018, the Committee approved, pursuant to the Annual Incentive Plan, key performance indicators for fiscal 2018, as well as the Performance Goals applicable to, the relative weighting of, and the funding formula for each key performance indicator. The key performance indicators for fiscal 2018, each of which are weighted equally in the formula, are: (i) annual production, (ii) EBITDA, (iii) controllable cash costs (consisting of lease operating expenses plus cash general and administrative expenses), and (iv) well performance drill bit finding and development cost. The Committee also established target values under the Annual Incentive Plan for the Company’s executive officers, pursuant to which each such executive officer will be eligible to earn a bonus under the Annual Incentive Plan in respect of fiscal 2018 with a target amount equal to his or her annual base salary.

The foregoing description of the Annual Incentive Plan is qualified in its entirety by reference to the full text of the Annual Incentive Plan, of which a copy is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Form of Restricted Stock Unit Grant Agreement — Chief Operating Officer

On July 6, 2018, the Committee also approved a form of restricted stock unit grant agreement (the “RSU Grant Agreement”) pursuant to which Mr. Jerald J. “Jay” Stratton, Jr., the Company’s Chief Operating Officer, may receive grants of restricted stock units (“RSUs”). The RSU Grant Agreement is subject to the terms and conditions of the Ultra Petroleum Corp. 2017 Stock Incentive Plan, as amended and restated June 8, 2018. The RSU Grant Agreement generally provides for the following terms:

•	One-third of the RSUs granted will vest in equal installments on each of the first, second and third anniversaries of the grant date, provided that Mr. Stratton remains employed on the applicable vesting date. Two-thirds of the RSUs granted will vest based on the extent to which both performance-based and time-based vesting conditions are achieved.

•	The performance-based vesting conditions are assessed based on the volume-weighted average price of the Company’s common shares as measured over 60 consecutive trading days relative to pre-established price goals.

•	Once a performance-based vesting condition is achieved, the RSUs that have become performance vested will time-vest over the two or three-year period following the date on which they became performance vested.

•	In the event Mr. Stratton’s employment is terminated by the Company due to disability, death or without cause, or by Mr. Stratton for good reason pursuant to his existing employment agreement with the Company, a pro-rata portion of the time-vesting RSUs will vest, and any performance-based RSUs will immediately vest upon the termination.

The foregoing description of the RSU Grant Agreement is qualified in its entirety by reference to the full text of the RSU Grant Agreement, of which a copy is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Ultra Petroleum Corp. Annual Incentive Plan.

10.2	Form of Restricted Stock Unit Grant Agreement (Stratton).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 12, 2018

ULTRA PETROLEUM CORP.

By:	/s/ Garrett B. Smith
Name:	Garrett B. Smith
Title:	Vice President, General Counsel and
Corporate Secretary